Exhibit 99.1
  TIER TECHNOLOGIES

  Moderator: Ronald Rossetti
  May 11, 2010
  5:00 pm EST

Operator:	Good afternoon. I would like to welcome everyone to the Tier Technologies’ Second Quarter Earnings Conference call for fiscal year 2010.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one (1) on your telephone keypad. If you would like to withdraw your question, press star then the number two (2) on your telephone keypad.  Thank you.

Ms. Bowman, you may begin your conference.

Liz Bowman:
Good afternoon.  My name is Liz Bowman, Tier Technologies’ Director of SEC Reporting.   At this time, I would like to welcome everyone to the Tier Technologies’ earnings conference call for the quarter ended March 31, 2010.  Today’s call is scheduled for one hour.

Yesterday, we issued a press release announcing Tier's financial results for the second quarter ended March 31, 2010.   This afternoon, we issued a copy of the text of today’s call (not including the Q&A) and accompanying presentation which includes charts that will be referenced during this call.  A copy of these materials can be found in the Investor Relations section of our web site, www.tier.com.

We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our CFO, Ron Johnston, at 571-382-1333 or rjohnston@tier.com.

A taped replay of this call will be available on the Company's web site beginning Tuesday, May 11, 2010 at 8:00 pm Eastern Time until 11:59 pm Eastern Time on May 25, 2010.  Alternatively, you can hear a replay by dialing (866) 455-0163.

I want to remind you that various remarks that we make about the Company's future expectations, plans, and prospects constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

The forward-looking statements discussed on this call represent management's current expectations about the Company's future financial performance based on the information available to us today.

This information may change and our actual results may differ materially from these forward-looking statements. We undertake no obligation to update any such forward-looking statements.

There are numerous risks and uncertainties that affect our business and may affect these statements, including but not limited to: general economic conditions, which affect our financial results in all our markets, which we refer to as “verticals”, including our property tax vertical; the timing and the cost of consolidating our payment processing platforms;   failure to achieve anticipated gross margin levels due to unanticipated costs incurred in transaction-based projects; increasing competition; timing; the Company's ability to realize revenues from its business development opportunities; changes in laws and government regulatory compliance requirements; ability to attract and retain qualified personnel; and

other risk factors that are set forth in our SEC filings. In this call, references to “the quarter” or “the second quarter” refer to quarter ended March 31, 2010.

On the call this afternoon will be Nina Vellayan - EVP and Chief Operating Officer; Ron Johnston - Chief Financial Officer; and Keith Kendrick - SVP of Strategic Marketing.  Today’s call will begin with Ron Rossetti, Chief Executive Officer.  Ron.

Ronald Rossetti:
Thank you, Liz, and good afternoon.  Let me outline the agenda for this call.  First, I will review our financial performance during the second quarter of fiscal year 2010, and then I will provide a strategic update on our progress in the biller direct market with our Electronic Payments Solutions, or EPS business.  For an update on our progress against our goals, I have asked Nina Vellayan, our EVP and COO, to provide details regarding our recent operating results and plans for the immediate future.

Next, Ron Johnston will cover our financial results for the quarter.  Following Ron’s remarks, I will open the call to your questions.

I am pleased to report that for the second quarter, Tier has reported positive adjusted EBITDA from Continuing Operations of $1.1 million as compared with a loss of $(1.2) million in the prior year quarter, for an improvement of $2.3 million.  Ron Johnston will provide additional information on our use of adjusted EBITDA from Continuing Operations and other non-GAAP financial measures later in the call.  For your convenience, a summary of non-GAAP definitions used throughout this call appears in Chart 21 of the accompanying chart deck.

We continued to make progress against our strategy to improve margins.  During the quarter, we increased Gross EPS Revenue by $2.7 million, or 10.0%, over the prior year quarter, and we grew Net EPS Revenue at a faster rate: an increase of $1.2 million, or 14.9%, over the prior year quarter.  Please see Chart 13.

This progress came during our historically lowest revenue quarter and during continued difficult economic conditions, where over 60 percent of our Net EPS revenue is directly tied to collecting a portion of the tax due and where we continue to experience revenue declines from prior periods.

The continuing improvement in financial performance is the result of increasing our profitability per transaction and driving substantial growth in the number of transactions we process, while reducing overhead and holding platform costs relatively flat, thereby creating margin expansion in both Net EPS Revenue and adjusted EBITDA from EPS Operations.  For the quarter ended March 31, 2010 our EPS transactions grew by 34.4%.

There are two points about our financial performance I would like to bring to your attention:  (1) the quality of our earnings is improving; and (2) the leverage in our fixed-cost platform is now becoming evident in our financial results.

Quality of earnings:   A greater portion of our adjusted EBITDA from Continuing Operations is from our EPS business.  During the quarter, adjusted EBITDA from EPS Operations grew to $800,000 from a loss of ($1.5) million for the same quarter last year, or an improvement of $2.3 million.  This improvement is net of certain Proxy, legal and settlement costs associated with Discovery Equity Partners, L.P. and entities affiliated with Giant Investment, LLC of approximately $800,000 in the second quarter.  Our wind-down operations saw adjusted EBITDA decline from $317,000 in the second quarter of FY2009 to $276,000 in this quarter, or a decline of $41,000.  Overall, adjusted EBITDA from Continuing Operations increased to $1.1 million for the quarter, an increase of $2.3 million over last year’s quarter, of which 102 percent of the improvement is attributable to the growth in our core EPS business.  Chart 15 provides a breakdown of adjusted EBITDA contribution for the second quarters of FY 2010 and FY 2009.

Leverage of our platform:  Our Gross EPS Revenue grew 10.0 percent for the quarter as compared with the prior year quarter.  Our Net EPS Revenue for the quarter grew 14.9 percent or $1.2 million over the prior year period, and importantly, adjusted EBITDA from EPS Operations grew by $2.3 million.  Stated differently, after adjusting for cost reductions from the prior year quarter, we delivered 67% of our increase in Net EPS Revenue through to adjusted EBITDA from EPS Operations. This result is proof of our strategy to drive an increasing number of transactions across a fixed-cost platform to produce stronger economic performance.  A summary of the calculation appears in Chart 16.

I am sure that many of you want to know about the performance results for the April IRS tax season that is just now concluding.  While the April tax season did not fall in the quarter that we are discussing today and the IRS has not released final data, I can provide some insight.

In general, the tax season was challenging due to the overall economic environment, the introduction of a third, low-price service provider and the need to split our revenue participation from a previous exclusive partner.  At present, it appears that with three providers competing for market share, we lost only mid-single digit share in both transactions and dollars processed. The Official Payments brand and our marketing strategy delivered a strong performance in a highly competitive environment.  In the three-way competition, our transactions increased 10 percent, which was offset by a 16 percent decrease in average payment size, resulting in a 7 percent decline in payment volume, or about $39 million.

In spite of a difficult economy, we continue to see strong market evidence of the long term health of the biller direct category.  First, as Nina will detail later, we continue to sign new clients at roughly the same pace as we have for the last few years.  Second, our analysis of the bill payment market shows that the bill payment market is approximately $4.5 trillion, or more than 45 percent of the $9.9 trillion personal consumption expenditures in the United States.   Please see Chart 6.  Third, independent market research firm AITE recently updated its market assessment for the biller direct market.  In Chart 7, you can review their forecast which shows consumer bill payment trends for 2004-2012:

•	bill payment by mail declines 11 percentage points,

•	consolidator/bank web site payments growing by 4 percentage points, and

•	the biller direct category growing seven percentage points - from 24% to 31% of all bill payment transactions.

Driving this trend is the desire of billers to maintain their customer relationships, the breadth of payment choices that biller direct channels can provide, and certain consumer demographic groups who chose to deal directly with those they owe funds rather than trusting their bill payments to a single, third party.

I’ll now turn the call over to Nina Vellayan to provide additional information about our activities in sales, marketing, and operations.

Nina Vellayan:

Thank you, Ron, and good afternoon everyone.

During the rest of fiscal 2010 we intend to focus on the following key objectives:
•	Affirm our leadership in the biller direct market;
•	Consolidation of our various platforms to achieve cost efficiencies and add new products, payment options and payment channel delivery;
•	Establish a market driven approach to our business;

•	Improve profitability, with focus on improving our adjusted EBITDA to Net EPS Revenue ratio.

Increase share in the biller direct market:  Over the last several months we have introduced a broad and significant solutions strategy that provides payment services for Web; automated Interactive Voice Response, or IVR; call center and point-of-sale, or POS, environments.  We offer our clients a front-end platform designed expressly for the biller direct market with a single source solution that simplifies electronic payment management.  Our solutions include multiple enhanced payment services, including consolidation of income payments, bill presentment, convenience payments, installment payments and flexible payment scheduling.  We also offer our clients a range of payment choices including credit and debit cards, electronic checks, cash and money orders, and emerging payment methods to meet the needs of their customers.  By utilizing our solutions, clients can reduce, if not eliminate, their time and expense devoted to management and expense of payment technology, and compliance with PCI data security requirements and other payment industry standards.  An overview of how our front-end platform interfaces with the payment processing industry appears in Chart 8.

We have increased resources and marketing programs directed at these fastest growing, stronger margin verticals:  Education and Utilities.  In Education, we added University of Redlands, St. Martin’s University and Union County College in New Jersey and we will begin collecting tuition and fees this summer.  We are continuing the momentum developed in our Utility vertical and signed 26 new municipal utilities during the quarter.   During the quarter, we continued our long

established leadership in the State and Local vertical including adding numerous municipal clients such as The City of Hartford, CT.  It is also noteworthy that we are having success at selling in emerging payment options such as BillMeLater and Green Dot MoneyPak to support our goal of offering as many payment options as possible to those using our systems.     In total we added 207 new payment types for the quarter.  It is these types of consistent, ongoing wins that are driving our diversification and strength in categories beyond government tax collections.  Our market leading footprint now reaches to all 50 states and the District of Columbia.  Our vertical coverage is summarized in Chart 11.

Our success in developing new markets is clearly detailed in Chart 12.  Real Property Tax is now our largest vertical even though we experienced a lower rate of growth in that vertical than in previous years.  The continued expansion of our Education and Utility verticals has established these categories as full scale markets for Tier.

Consolidation of platforms:  We are continuing with our platform consolidation efforts started in fiscal 2009.  We completed the consolidation of our back-office operations in FY 2009 and the consolidation of our datacenters is on schedule for completion in FY 2010.  Our datacenter in Norcross, GA is fully operational with our Tulsa site serving as our primary data center site.  We have completed successful load tests of our new environment to more than four times our peak volume and we are now providing an ACTIVE/ACTIVE environment at the application or web layer and the middle tier.  What this provides our clients is a mirrored, redundant environment.

With our back office consolidation complete and our datacenter consolidations on schedule, we are focusing on unifying our payment platforms.  This process will ultimately result in one payment platform which will allow us to hold costs relatively fixed while increasing the number of transactions processed.  As a result, we expect that we will be able to increase our margin per transaction.  The unified platform will also support and accelerate the deployment of new products, payment choices, and payment channels.  We are targeting most of this effort to be completed during calendar years 2010 and 2011 and it is this effort that will provide further cost reduction opportunities thereafter.

As our new platform approaches full availability, we will add new products, payment choices, and payment

channel delivery.    Earlier this year our sales team began introducing our top clients to our new solutions vision for Official Payments.  This solutions vision provides a broader value proposition for our clients and their customers as we begin adding new products, payment choices and payment channels.  Chart 9 provides an overview of a Biller Direct Solutions offering.  Our newest payment channel, walk-up locations for cash payment of bills, offers a new end-user option that we anticipate will eventually exceed 12,000 walk-up locations and open cash acceptance for our billers through Official Payments for the first time.  We believe this is a major opportunity for our clients since approximately 20 percent of personal consumption expenditures in the United States are still paid in cash.

On January 1, 2010 we began acceptance of Bill Me Later with our lead client, the IRS, and we are offering this payment choice to our State and Local clients as well. Additional payment choices will be offered to current and new clients throughout this year.  We are constantly exploring ways to enhance our payment solutions for our existing clients as well as attracting new clients.

Establish a market driven approach to our business:  As a part of our strategic review, we committed to shift from a sales to a market-based strategy.  We have started an ongoing upgrade of our strategic information systems to allow us to establish direct relationships with end-users of the company’s services allowing us to grow transactions across multiple verticals and deepen the strength of our primary brand, Official Payments.  One of the first areas of focus was to establish direct relationships with end-users by introducing an expanded My Account functionality and presenting it with a persistent presence throughout our branded website.  A screen shot appears in Chart 10.  Performance continues to be strong; in the second quarter we added almost 200,000 new accounts, bringing our total end user registrations to almost 1.8 million.  Opt-in registrations for direct relationship marketing continued to expand.  As we entered this tax season, we made new investments in online marketing with our strategic partners and in social media through the introduction of the Official Payments Blog Spot, which can be located at www.OfficialPayments.com/blogspot.

Improve our financial focus with emphasis on the adjusted EBITDA to EPS Net Revenue ratio:  Each of the strategies I just discussed, are integral to our focus on improved profitability.  Growing new verticals, offering new products and payment types, and launching a consolidated platform, are strategies selected and managed to improve our profitability.  The clearest indicator of our progress is the adjusted EBITDA to Net EPS Revenue margin Ron spoke of earlier.  In the quarter, we were successful in flowing 67% of the increase in EPS Net Revenues through to adjusted EBITDA after elimination of year-over-year savings in general, administrative, selling and marketing expenses (See Chart 16).

I look forward to addressing your questions later on this call.  For now, I'll turn the call over to Ron Johnston to discuss the second quarter financial results.

Ron Johnston:	Thanks, Nina.

Results from Continuing Operations for the quarter reflected total revenues of $30.7 million, up 7.2% from the same quarter last year.

During the quarter, we processed over $1.7 billion of payments, which represent a 20.7% increase versus the same quarter last year.  This increase was driven by a 34.4% increase in transaction volume.

EPS Gross Revenue for the quarter was $30.0 million.  Revenue growth of 10.0% in EPS was driven by increases in payments processed for educational institutions and utilities.

Gross margin for Continuing Operations, which we calculate by subtracting our direct costs from our gross revenues, was 26.5% for the second quarter which was 0.9% less than the same quarter last year.  Gross margin in our EPS business was 25.9%, down approximately 20 basis points from the same period last year.

General and administrative expenses for Continuing Operations were $6.2 million for the quarter, down (17.6%) compared to the same quarter last year.  The decrease in G&A was attributable primarily to cost reduction actions, partially offset by strategic spending on production platform redesign and enhancement and certain Proxy, legal and settlement costs resulting from agreements with Discovery Equity Partners, L.P. and Giant Investment, LLC and certain affiliates of approximately $800,000 in the second quarter.

Selling and marketing expenses were $1.4 million for the quarter, down (24.8%), primarily due to lower labor and labor related expense.

Our consolidated net loss per fully diluted share in the quarter was ($0.03) compared to a loss of ($0.27) per fully diluted share in the same quarter last year.

We define EPS Gross Revenue as revenue from Continuing Operations less revenue from our Wind-down operations, and EPS Net Revenue as EPS Gross Revenues from Continuing Operations less revenue from our Wind-down operations, discount fees, processing and interchange costs. Chart 13 provides a reconciliation of revenue from Continuing Operations to EPS Gross Revenue and EPS Net Revenue for the three months ended March 31, 2010 and 2009.

We define adjusted EBITDA from Continuing Operations as net income from Continuing Operations before interest expense net of interest income, income taxes, depreciation and amortization and stock-based compensation in both equity and cash and adjusted EBITDA from EPS Operations as net income from our EPS business before interest expense net of interest income, income taxes, depreciation and amortization and stock-based compensation in both equity and cash.  Chart 14 and Chart 15 provide a reconciliation of net income from Continuing Operations to adjusted EBITDA from Continuing Operations and adjusted

EBITDA from EPS Operations for the three months ended March 31, 2010 and 2009.

EPS Gross Revenue, EPS Net Revenue, adjusted EBITDA from Continuing Operations and adjusted EBITDA from EPS Operations are non-GAAP financial measures.  See Charts 13, 14, and 15 for the supporting financial schedules and reconciliation to GAAP figures.  Tier’s management believes these non-GAAP financial measures are useful for evaluating performance against peer companies within our industry, and provide investors with additional transparency to financial measures used by management in its financial and operational decision making.  Non-GAAP financial measures should not be considered a substitute for the reported results prepared in accordance with GAAP.  Tier’s definitions used to calculate non-GAAP financial measures may differ from those used by other companies.  We have compared our definitions to other public companies and have found ours to be generally consistent.

Turning to the balance sheet, our cash and marketable securities balance at March 31, 2010 was $71.2 million.  At March 31, 2010 net Settlements payable amounted to $10.3 million.  The balance sheet appears in Chart 19.

The Company’s headcount at March 31, 2010 was 214 and there were various contractors providing services totaling 28 individuals.

Lastly, I want to mention that our Form 10-Q has been filed with the Securities and Exchange Commission.  We encourage all of you to review the statements and notes in order to better understand our current operations.

Now, Ron Rossetti has a few concluding remarks.

Ronald Rossetti:

Thanks Ron.

Looking ahead, we will continue our policy of not providing general guidance.   While we are not providing revenue or earnings guidance for fiscal year 2010, we do expect to see transaction growth to approximately 20 million transactions, an increase of about 5 million transactions, or approximately 33%. Chart 20 offers an overview of our historical Gross EPS revenue and transaction trends.

Our Federal, State and Local tax-based verticals, which still represent more than 60% of our business,

have experienced low to negative growth for more than a year which is a departure from prior year trends.  This reduced growth has come in spite of the increase in the number of tax forms processed, an increase in the number of new government clients, and the introduction of additional payment options.  We expect this softness to continue until the general economic environment improves or tax rates are increased by legislative bodies, or both.

As you reflect on our progress against our strategy, I would urge each of you to consider the following:

•
Nina’s comment that as we complete our new platform, we expect to have a fixed cost base over which to drive an ever increasing number of transactions, thus improving our margin contribution;  our results during the last several quarters testify to this point.  We are now at an inflection point where we believe a substantial portion of our incremental Net EPS Revenue over our breakeven point, after interchange and processing expenses, will fall directly to the bottom line.

•	In combination with platform cost reductions we continue to seek additional areas of other cost efficiencies throughout the company. We have focused our sales and marketing programs to continue our leadership position in the Federal, State and Local verticals while accelerating our growth in our non-government verticals to diversify and strengthen the long-term health of Tier.

•
This point could not be clearer than to note that in spite of the decline in our government-based business, which was affected by unprecedented economic times, our company was able to grow EPS Net Revenue and improve operating margins greater than our gross sales increase.  That is precisely the commitment management made to our investors when we embarked on this strategy in 2007.  A return to normalcy in the government markets should only enhance your investment.  I and the team on this call believe that the initiatives that we are pursuing offer the best means for increasing long-term value for all of our shareholders.

Liz Bowman:	At this time we would like to open the call to Q&A.

Q&A continues

Liz Bowman:
Thank you, Ron.  As I mentioned at the beginning of this call a copy of the text of this call and accompanying charts are posted in the Investor Relations section of our website at www.tier.com.  We invite shareholders and analysts who wish to speak to management about the Company and its performance to schedule a meeting by contacting our CFO, Ron Johnston, at 571-382-1333 or rjohnston@tier.com.  Thank you.  This concludes our earnings release call for the second quarter of FY2010 for Tier Technologies.